Exhibit 107

Calculation of Filing Fee Table

Form S-3ASR

(Form Type)

The Western Union Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Total Offering Amounts					N/A		N/A

Total Fee Offsets					N/A		N/A

Net Fee Due					N/A		N/A

(1)	An indeterminate amount of debt securities to be offered at indeterminate prices is being registered pursuant to this Registration Statement.
(2)	In reliance on and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.